Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

ONE MANHATTAN WEST	FIRM/AFFILIATE
NEW YORK, NY 10001	OFFICES
________	________

TEL: (212) 735-3000	BOSTON
FAX: (212) 735-2000	CHICAGO
www.skadden.com	HOUSTON
LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON
________

Abu dhabi

March 28, 2025

Getty Images Holdings, Inc.

605 5th Avenue S., Suite 400

Seattle, WA 98104

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States special counsel to Getty Images Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-               ) (the “Registration Statement”) to be filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the under the Securities Act of 1933 (the “Securities Act”) relating to the registration of shares (the “Registered Shares”) of the Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), and the issuance of up to the number of Registered Shares (the “Share Issuance”) that may become issuable upon the consummation of the merger (the “Merger”) of Grammy Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), with and into Shutterstock, Inc., a Delaware corporation (“Shutterstock”), with Shutterstock surviving as a wholly owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger, dated as of January 6, 2025 (the “Merger Agreement”), by and among the Company, Merger Sub and Shutterstock.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)	the Merger Agreement;

(c)	an executed copy of a certificate of Kjelti Kellough, General Counsel of the Company, dated the date hereof (the “Officer’s Certificate”);

(d)	a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect as of June 14, 2024 and as of the date hereof, certified by the Secretary of State of the State of Delaware on March 26, 2025, and certified pursuant to the Officer’s Certificate (the “Certificate of Incorporation”);

(e)	a copy of the Company’s Amended and Restated By-Laws, as amended and in effect as of June 12, 2024 and as of the date hereof, certified pursuant to the Officer’s Certificate (the “Bylaws”);

(f)	a specimen certificate representing the Common Stock; and

(g)	a copy of certain resolutions of the Board of Directors of the Company, adopted on January 6, 2025, relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, the filing of the Registration Statement and related matters, certified pursuant to the Officer’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate and the Certificate of Incorporation and the factual representations and warranties contained in the Merger Agreement.

In rendering the opinion stated herein, we have also assumed that (i) if issued in physical form, the certificates evidencing the Registered Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Registered Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent, and (ii) the issuance of the Registered Shares will be properly recorded in the books and records of the Company.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

As used herein, “Organizational Documents” means those documents listed in paragraphs (d) and (e) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Registration Statement becomes effective under the Securities Act, the Merger is consummated in accordance with the terms of the Merger Agreement and the Registered Shares have been issued and delivered in accordance with the terms of the Merger Agreement and pursuant to the Registration Statement, the Registered Shares will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that:

(a)	the Company’s issuance of the Registered Shares does not and will not (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments), and we have further assumed that the Company will continue to have sufficient authorized shares of Common Stock; and

(b)	the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

RJD

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